UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 13, 2014
HealthSouth Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)
3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)
(205) 967-7116
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the regularly scheduled meetings on February 13-14, 2014, the Board of Directors of HealthSouth Corporation (“HealthSouth”) and its Compensation Committee undertook the customary review and approval of annual compensation decisions. The Compensation Committee oversees HealthSouth’s compensation and employee benefit objectives, plans and policies and reviews and approves the compensation of executive officers, except that of the Chief Executive Officer which is ultimately approved by the independent members of the Board of Directors.
The following changes to the compensation of HealthSouth’s directors and named executive officers were approved:

•
increased the non-employee directors’ annual restricted stock unit grant from a value of $115,000 to $120,000, which units are granted at the time annual equity awards are granted to our executives and which units will be settled in shares of HealthSouth common stock upon departure from HealthSouth’s Board of Directors; and

•
increased the incentive opportunities for Messrs. Tarr and Coltharp in connection with the 2014 annual cash incentive plan and for Mr. Tarr in connection with the 2014 awards under the long-term incentive plan. The 2014 target incentive opportunities for our named executive officers are set forth below:

Named Executive Officer	Title	Total Target Cash Award Opportunity	Total Target Equity Award Opportunity
Jay Grinney	President and Chief Executive Officer	$1,000,000	$5,000,000
Mark J. Tarr	Executive Vice President and Chief Operating Officer	$500,000	$1,200,000
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	$393,750	$787,505
John P. Whittington	Executive Vice President, General Counsel and Secretary	$316,200	$790,501
Cheryl B. Levy	Chief Human Resources Officer	$172,500	$345,005

No other material changes to HealthSouth’s executive compensation plans and arrangements, which are otherwise described in the section captioned “Executive Compensation” in its Definitive Proxy Statement on Schedule 14A filed on April 2, 2013, were approved at these meetings.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HealthSouth Corporation

By:     /s/ John P. Whittington

Name:	John P. Whittington

Title:	Executive Vice President,
General Counsel and Secretary

Dated: February 19, 2014